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                                                                   EXHIBIT 10.20

            COMPENSATION ARRANGEMENTS WITH CERTAIN EXECUTIVE OFFICERS


         The following table sets forth the 2005 salary for the Company's executive officers being identified by name pursuant to Item 11 and the compensation disclosures in the Company's Proxy Statement for its 2005 Annual Meeting of Shareholders that is incorporated by reference into such Item 11. The table also sets forth each such officer's 2005 incentive compensation target, as a percentage of salary, and his 2005 grant of options under the Company's 1997 Stock Incentive Plan.

                                                      2005                INCENTIVE          2005
                                                      BASE              COMPENSATION        OPTION
                                                    SALARY(1)             TARGET(2)         GRANT(3)
                  Alfred G. Hansen                   $414,000                 75%            13,200
                         President and CEO

                  Don T. Scartz                      $268,000                 50%             6,400
                         Executive Vice President and Chief Financial Officer

                  James S. Childress                 $222,500                 45%             6,800
                         Vice President and General Manager, LXE

                  Alan L. Haase                      $200,000                 45%                --
                         Vice President and General Manager, S&T/Montreal

                  Neilson A. Mackay                  $258,000*                45%             3,300
                         Vice President and General Manager, SATCOM

             *Based on current exchange rate for the Canadian dollar

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                  (1)      As approved by the Compensation Committee of the
                  Board of Directors.

                  (2) Actual incentive compensation payment is determined based on Company or divisional performance during 2005, primarily with reference to actual profit before taxes compared with targets approved by the Compensation Committee in February 2005. For corporate officers, the determination is weighted 100% based on corporate performance. For divisional officers, the determination is weighted 70% based on divisional performance and 30% based on corporate performance. Except in unusual circumstances as determined by the Committee, no incentive compensation is paid if actual performance is at 80% or less of targeted performance. Performance above target would normally result in a 2-for-1 percentage increase in incentive compensation, except that the maximum payment based on divisional performance is 150% of target.

                  (3) Granted on February 4, 2005, at an option price of $15.54 per share. First exercisable to the extent of 25% of the optioned shares on February 4, 2006, and with respect to an additional 25% on each of the subsequent three anniversaries of that date. The options expire at the end of 6 years.

Each officer participates in the Company's 401(k) and Retirement Benefit Plans on the same terms as all other full-time employees, and the Company does not provide a supplemental retirement plan for its executive officers.